Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 8 to the Registration Statement (No. 333-184346) on Form S-1 of PEDEVCO Corp. and its subsidiary (the “Company”) (formerly known as Pacific Energy Development Corporation and its subsidiary) of our report dated March 27, 2012, except for Note 5 under the caption “Initial Restatement” as to which the date is May 23, 2012, and except for Note 5 under the caption “Second Restatement” as to which the date is December 12, 2012, relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 27, 2012, except for Note 5 under the caption “Initial Restatement” as to which the date is May 23, 2012, and except for Note 5 under the caption “Second Restatement” as to which the date is December 12, 2012, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern and includes explanatory paragraphs relating to restatements to correct for certain errors related to the Company’s accounting for its deferred costs and equity method investment and to adjust the Company’s accounting related to the issuance of a fully-vested non-forfeitable stock award.

We also consent to the reference to our firm under the captions "Experts" in the Prospectus.

/s/ SingerLewak LLP

SingerLewak LLP

San Francisco, California
May 9, 2013